EXHIBIT 99.1

For Immediate Release:

Contact:	William W. Moreton, Chief Financial Officer
Panera Bread
(314) 633-7123

Panera Bread Names Paul Twohig Executive Vice President and Chief Operating Officer

ST. LOUIS, MO, Jan. 13, 2003 — Panera Bread Company (Nasdaq: PNRA) announced today that Paul Twohig has been named executive vice president and chief operating officer. Twohig joined Panera Bread on Jan. 8 and reports to Chairman and Chief Executive Officer Ron Shaich.

Twohig has almost 30 years of experience in retail and food service. For the last nine years, he has been with Starbucks Coffee Company. Most recently, he served as Senior Vice President and was responsible for retail operations for more than 1,200 Starbucks stores in 17 states and five Canadian provinces; his responsibilities also included new store development of approximately 250 units per year and human resources for more than 15,000 associates.

Prior to Starbucks, Twohig was with Burger King Corporation, serving in a variety of roles including regional manager in New England and facilitator at Burger King’s world training facility. After his tenure with Burger King Corporation, Twohig became a franchisee and owned and operated four Burger King units in West Palm Beach, Fla.

“Paul’s experience and perspective will be very beneficial to the continued growth of Panera Bread,” said Shaich. “His intuitive understanding of our concept essence and core values, his genuine commitment to developing great people and his experience in a high growth, high commitment environment will be invaluable as we continue to strive toward delivering a special experience for more and more customers.”

Panera Bread owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is the leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. As previously reported, as of Oct. 5, 2002, 436 Panera Bread bakery-cafes were operating in 31 states (125 company-owned and 311 franchised bakery-cafes). Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 29, 2001.

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Panera, LLC
6710 Clayton Road
Richmond Heights, Missouri 63117
(314) 633-7100 Fax: (314) 633-7200